Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Seth Potter
646 277-1230

Exhibit 99.1
Press Release

For Immediate Release

Numerex Reports Third Quarter 2010 Financial Results

 Company Records Year over Year M2M Revenue Growth of 34% and M2M Subscription Growth of 31%
Reports Net Earnings of $657,000 and $1.8 Million in Adjusted EBITDA

ATLANTA, GA October 28, 2010—Numerex Corp (NASDAQ:NMRX), a leading provider of business services, technology, and products for the worldwide machine-to-machine (M2M) market, today announced financial results for its third quarter ended September 30, 2010.

“We are pleased with our significantly improved year-over-year comparative financial performance in both the third quarter and year-to-date,” stated Stratton Nicolaides, chairperson and CEO of Numerex. “Our increased profitability comes at a time of our record investment in new M2M technology and business development, which is particularly encouraging.”

Key metrics for the third quarter and year-to-date 2010 include:

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2010	2009	Increase	2010	2009	Increase
M2M Revenues ($ millions)	14.9	11.2	34%	42.0	35.6	18%
M2M Service Revenues ($ millions)	8.6	7.3	18%	24.7	21.5	15%
Gross Margin	44.6%	44.2%	-	43.9%	43.7%	-
Earnings/(loss) from Operations ($ millions)	0.8	(0.4)	-	1.2	(2.1)	-
Net earnings/(loss)($ millions)	0.7	(2.2)	-	1.1	(4.7)	-
Net EPS ($)	0.05	(0.15)	-	0.07	(0.33)	-
Non-GAAP Net Earnings before Non-Cash & exceptional Items ($ millions)	1.8	0.3	-	4.9	1.5	-
New subscriptions	75,000	44,000	70%	164,000	142,000	15%
Cumulative subscriptions	1,102,000	843,000	31%	1,102,000	843,000	31%

•
GAAP earnings from operations was $751,000 compared to a GAAP loss from operations of $367,000 in the third quarter of 2009. The Company improved its sequential performance by 94% from the second quarter of this year.

•
Non-GAAP net earnings before non-cash charges and certain litigation related legal fees was $1.8 million during the third quarter of 2010 compared to a loss of $1.0 million for the same period last year.  A reconciliation of this measure to GAAP results has been provided in the financial tables included in this press release.

•	Digital subscriptions increased to 1,102,000 at the end of the third quarter of 2010. This compares with 843,000 recorded at the end of the third quarter of 2009, reflecting a 31% growth rate.

•
A year-over-year growth rate of 18% in recurring M2M service revenues.  During the third quarter of 2010, M2M service revenues as a percent of total service revenues were 97%, as compared to the same percentage in the third quarter of 2009.

•
For the quarter ended September 30, 2010, the Company reported consolidated revenue of $15.4 million compared to $11.6 million in the third quarter of 2009, an increase of 32%. During this quarter, the Company reported service revenues of $8.9 million and hardware revenues of $6.5 million compared to $7.6 million in service revenues and $4.0 million in hardware revenues, respectively, during the same period last year.

•	Consolidated gross margin for the three months ended September 30, 2010 was 44.6% compared to 44.2% during the same period last year.

Mr. Nicolaides continued, “Our turn-key and innovative approach to enabling our clients’ M2M solutions continues to gain traction in both the enterprise and government markets. Also, over the past several months, new product launches and the continuous enhancements in our service platforms have significantly bolstered our momentum and have expanded our capabilities globally.”

Operational Highlights in Q3 include:

•
Launched the AccelaView™ application designed to meet the core needs of the insurance industry and other customers. This scalable and customizable telematics platform enables customers to build their own vehicle monitoring programs.

•
Identified as a project partner for the creation of an affordable broadband network across Colorado that will allow underserved schools, libraries, colleges and communities to have access to high-speed Internet.

•
Introduced Numerex WorldPass™, a suite of cellular-based network services expanding the Company’s geographic reach to enable the management of M2M smart devices throughout the United States and in over 200 countries with a variety of flexible network plans and an easy-to-use single SIM (Subscriber Identity Module) interface.

•
Announced the formation of its M2M Business Solutions group that delivers Numerex DNA® (device, network, and application) and integrates these foundational elements of an M2M solution via a single source designed to break down the complexity barriers to solution development and deployment.

Mr. Nicolaides added, “Our balance sheet improvement was again driven by the Company’s consistent ability to generate positive cash flow from operations. We believe that our strategy of focusing on higher-value recurring service revenue growth, improved efficiencies in our business processes, and solid operating leverage will lead to yet again increased profitability in the fourth quarter.”

Numerex ended the third quarter of 2010 with cash and cash equivalents of $9.6 million compared to $7.5 million at June 30, 2010.  The increase in cash and cash equivalents was primarily due to $3.1 million in cash flow generated by operations offset by $740,000 spent on capital expenditures and $262,000 on financing activities.

Quarterly Conference Call
Numerex will discuss its quarterly results via teleconference today at 9:00 a.m. Eastern Time. Please dial (866) 337-6663 or if outside the U.S., (904) 520-5771 to access the conference call at least five minutes prior to the 9:00 a.m. ET start time. A live webcast and replay of the call will also be available at http://www.numerex.com under the Investor Relations section.  An audio replay will be available via the Numerex web site beginning two hours after the call end.

About Numerex
Numerex Corp (NASDAQ:NMRX) is a leading provider of business services, technology, and products used in the development and support of machine-to-machine (M2M) solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that includes hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST™ (Foundation Application Software Technology). Customers typically subscribe to device management, network, and application services through hosted platforms. Business services enable the development of efficient, reliable, and secure solutions while simplifying and speeding up deployment through streamlined processes and comprehensive integration services. Numerex is ISO 27001 information security-certified. "Machines Trust Us®" represents the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.
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This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring service revenues; the risks that a substantial portion of revenues derived from government contracts may be terminated by the government at any time; variations in quarterly operating results; delays in the development, introduction, integration and marketing of new services; customer acceptance of services; economic conditions resulting in decreased demand for our products and services; the risk that our strategic alliances and partnerships will not yield substantial revenues; changes in financial and capital markets, and the inability to raise growth capital; the inability to attain revenue and earnings growth; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; disruption in key supplier relationships and/or related services; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statement.

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Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended				Nine Months Ended
	09/30/10	09/30/09	Change	% Change	09/30/10	09/30/09	Change	% Change
Net sales:
Hardware	$6,494	$3,977	$2,517	63%	$17,778	$14,557	$3,221	22%
Service	8,911	7,572	1,339	18%	25,546	22,259	3,287	15%
Total net sales	15,405	11,549	3,856	33%	43,324	36,816	6,508	18%
Cost of hardware sales	5,113	3,449	1,664	48%	14,215	12,611	1,604	13%
Cost of services	3,426	2,995	431	14%	10,085	8,117	1,968	24%
Gross Profit	6,866	5,105	1,761	34%	19,024	16,088	2,936	18%
	44.6%	44.2%			43.9%	43.7%
Sales and marketing expenses	1,691	1,404	287	20%	5,238	4,676	562	12%
General, administrative and legal expenses	2,673	2,503	170	7%	7,586	8,889	(1,303)	(15%)
Engineering and development expenses	888	584	304	52%	2,260	1,743	517	30%
Bad Debt Expense	53	102	(49)	(48%)	219	393	(174)	(44%)
Depreciation and amortization	810	879	(69)	(8%)	2,542	2,516	26	1%
Operating earnings (loss)	751	(367)	1,118	-	1,179	(2,129)	3,308	-
Interest expense	(44)	(1,781)	1,737	-	(62)	(2,471)	2,409	-
Other income	9	-	9	-	(31)	1	(32)	-
Earnings (loss) before tax	716	(2,148)	2,864	-	1,086	(4,599)	5,685	-
Provision (benefit) for income tax	59	31	28	90%	73	96	(23)	(24%)
Net earnings (loss)	$657	$(2,179)	$2,836	-	$1,013	$(4,695)	$5,708	-

Basic earnings (loss) per common share	$0.04	$(0.15)			$0.07	$(0.33)
Diluted earnings (loss) per common share	$0.04	$(0.15)			$0.07	$(0.33)
Number of shares used in per share calculation
Basic	15,078	14,360			15,077	14,228
Diluted	15,382	14,360			15,295	14,228

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Numerex Corp.
Supplemental Sales Information
(in thousands)

	Three Months Ended				Nine Months Ended
	Sept 30,				Sept 30,
Net Sales:	2010	2009	change	% change	2010	2009	change	% change
M2M Services
Hardware	$6,300	$3,810	$2,490	65.4%	$17,360	$14,154	$3,206	22.7%
Service	8,648	7,349	1,299	17.7%	24,686	21,474	3,212	15.0%
Sub-total	14,948	11,159	3,789	34.0%	42,046	35,628	6,418	18.0%

Other Services
Hardware	194	167	27	16.2%	418	403	16	4.0%
Service	263	223	40	17.9%	860	785	74	9.4%
Sub-total	457	390	67	17.2%	1,278	1,188	90	7.6%

Total
Hardware	6,494	3,977	2,517	63.3%	17,778	14,557	3,222	22.1%
Service	8,911	7,572	1,339	17.7%	25,546	22,259	3,286	14.8%
Total net sales	15,405	11,549	3,856	33.4%	43,324	36,816	6,508	17.7%

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Reconciliation of Non-GAAP net earnings (Adjusted EBITDA)

The accompanying press release dated October 28, 2010 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP). These non-GAAP financials use net earnings before non-cash and exceptional items as an additional measure of our operating performance.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP.  Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude non-cash and exceptional items that we do not believe are indicative of the ongoing operating performance of our business. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance.

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP net earnings for the periods indicated below:

Reconciliation of Non-GAAP Measures to GAAP Measure (in thousands)

	Three Months Ended Nine Months Ended			Nine Month Ended
	September 30, September 30,			September 30,
	2010 2009		2010	2009
	(unaudited) (unaudited)			(unaudited)

GAAP Net Earnings/(Loss)	$657	$(2,179)	$1,013	$(4,695)

Non-cash compensation	263	228	751	774
Exceptional litigation expenses	83	50	613	1,637
Depreciation and amortization	810	879	2,542	2,516
Debt conversion inducement charge	-	1,286	-	1,286
Non-GAAP Net earnings before non-cash items	$1,813	$264	$4,919	$1,518

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NUMEREX CORP.
Consolidated Balance Sheet
(In thousands)
	Sept 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,647	$5,306
Accounts receivable, less allowance for doubtful accounts of $425
at September 30, 2010 and $548 at December 31, 2009:	7,328	6,341
Inventory	4,317	6,290
Prepaid expenses and other current assets	1,866	1,569
TOTAL CURRENT ASSETS	23,158	19,506

Property and equipment, net	1,521	1,603
Goodwill, net	23,787	23,787
Other intangibles, net	5,416	4,985
Software, net	2,758	2,747
Other assets - long term	411	119
TOTAL ASSETS	$57,051	$52,747

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$7,164	$5,888
Other current liabilities	2,360	2,555
Note payable	-	493
Deferred revenues	2,157	1,261
Obligations under capital leases	442	24
TOTAL CURRENT LIABILITIES	12,123	10,221

LONG TERM LIABILITIES
Obligations under capital leases and other long-term liabilities	795	335
Deferred income taxes	408	154
TOTAL LONG TERM LIABILITIES	1,203	489
COMMITMENTS AND CONTIGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock - no par value; authorized 3,000,000; none issued	-	-
Class A common stock - no par value, authorized 30,000,000, issued 16,604,854 shares at September 30, 2010 and 16,307,963 shares at December 31, 2009;
outstanding 15,080,270 shares at September 30, 2010 and 15,082,154 shares
at December 31, 2009	57,488	57,430
Class B common stock – no par value; authorized 5,000,000; none issued	-	-
Additional paid-in-capital	6,333	5,582
Treasury stock, at cost, 1,524,584 shares on September 30, 2010 and
1,225,809 shares on December 31, 2009	(5,355)	(5,213)
Accumulated other comprehensive earnings	8	-
Retained deficit	(14,749)	(15,762)
TOTAL SHAREHOLDERS' EQUITY	43,725	42,037
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$57,051	$52,747

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